Exhibit 5.1


MC LAW GROUP
A PROFESSIONAL CORPORATION

4100 NEWPORT PLACE, SUITE 830
NEWPORT BEACH, CALIFORNIA 92660
TELEPHONE: 949.250.8655
FACSIMILE: 949.250.8656

Opinion of Counsel and Consent of Counsel

Board of Directors
Maximum Dynamics, Inc.

Re: Registration Statement on Form SB-2

Gentlemen: As counsel Maximum Dynamics, Inc., a Colorado corporation (the "Company"), we have reviewed the Company's Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 5,421,378 shares of the Company's no par value common stock currently owned by the selling security holders, and the 33,411,111 issuable to the prospective selling security holders (the "Shares"). As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, we are of the opinion that the 5,421,378 Shares issued to date have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

Sincerely,

/s/ MC Law Group
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MC Law Group
Newport Beach, California
June 21, 2004


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